Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 4th Quarter 2016

January 26, 2017  // 10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Thomas L. Brown — Vice President and Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Randy Binner	FBR Capital Markets & Co.
Arash Soleimani	Keefe, Bruyette & Woods, Inc.
Jeff Schmitt	William Blair & Company, LLC
Mark A. Dwelle	RBC Capital Markets LLC
Ian Gutterman	Balyasny Asset Management L.P.
Ken Billingsley	Compass Point Research & Trading, LLC

RLI CORP.

Moderator: Aaron Jacoby

January 26, 2017

10:00 a.m. (CT)

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. fourth-quarter earnings teleconference. At this time I would like to inform you that this conference is being recorded.

(Operator Instructions)

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the Company's various SEC filings, including the annual Form 10-K, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing fourth-quarter results.

RLI management may make references during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI's management believes this measure is useful in gauging core operating performance along reporting periods, but may not be comparable to other companies' definition of the operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President Corporate Development, Mr. Aaron Jacoby. Please go ahead.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the fourth quarter of 2016. Joining me on today's call are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief Operating Officer; and Tom Brown, Vice President and Chief Financial Officer.

I'm going to turn the call over to Tom first to give some brief opening comments on the quarter's financial results. Then Craig will talk about operations and market conditions. Next, we'll open the call to questions, and Jon will finish up with some closing comments. Tom?

Tom Brown: Thanks, Aaron, and good morning everyone.  Key metrics of our success this quarter include a 90 combined ratio and 3% top-line growth, leading to operating earnings of $0.56 per share. On a net basis, favorable reserve development aided this quarter's results by $12 million, over 50% higher than last year's fourth quarter. Losses from Hurricane Matthew, $6.6 million on a net basis, served to partially offset the prior year’s favorable development that came in below what we had estimated on our third-quarter earnings call, which occurred within a few days of the event.

Turning to the top line, consistent with recent quarterly trends, our Casualty segment drove most of the growth, up 6% in terms of gross premiums written. The Surety segment was up 1%, while Property was down 6% due to continued tough competitive conditions, particularly in catastrophe-exposed products.

In terms of the combined ratio, we accomplished a 90.3 for the quarter. Casualty came in at 86.6 combined ratio and Surety posted an 89.1 combined ratio. Property ran 102.9 combined ratio; however, absent the impact of Hurricane Matthew, would have also turned in a sub-90 combined. This being the fourth quarter, I'd like to share a few additional accomplishments for the year. Many of these I'm sure Craig will provide additional details and they certainly deserve repeating.

First, we ended the year with an 89.5 combined ratio. This not only marks the 21st consecutive year with an underwriting profit, but also the 12th straight year below a 90 combined ratio. Investment returns for the year were excellent, with a total return on the portfolio of 5.7% on the strength of our equity portfolio and despite a moderate rise in interest rates. Heading into 2017, our investment portfolio is well-positioned to take advantage of higher rates as fixed-income sectors should offer more opportunities to invest marginal dollars that mark yields above our current book yield.

As mentioned in our press release, our effective tax rate was positively impacted by the tax benefit associated with $9.9 million dividend received from Maui Jim in the fourth quarter. We record tax and our share of investee earnings assuming the corporate capital gains tax rate of 35%. As a dividend is periodically received, a 7% tax rate is applicable to amounts received from affiliates. The tax savings associated with this dividend added $0.06 per share to earnings in the quarter. In addition, we receive a tax benefit from dividends that pass through our ESOP. Similar to last year, the special dividend paid in the quarter resulted in a $0.05 per share increased earnings from the resulting tax deduction. Combined, these two tax benefits serve to lower our fourth-quarter effective rate by 13.5 points and our full-year tax rate by 3.3 points.

All in, book value was up 14% for the year, inclusive of dividends. On that count we also paid a $2 special dividend in the fourth-quarter continuing our approach to good stewardship of your capital. In the last decade, our strong earnings capacity, combined with active capital management, has returned over $1.2 billion to shareholders. With that, I'll turn the call over to Craig Kliethermes. Craig?

 Craig Kliethermes:  Thanks, Tom. Good morning, everyone. As Tom mentioned, we were able to grow the top line 3% for the quarter while reporting a 90% combined ratio. For the year we ended up with the gross written premium growth of 2.5% and a combined ratio of 89.5, our 12th consecutive year under a 90 combined ratio and 21st consecutive year of delivering an underwriting profit. Our associates are very proud of their track record of success, and we believe it is unmatched by anyone our size in this industry.

We have performed relatively well, given the prolonged soft market, but the challenges for our industry continue. Rates in aggregate are not moving directionally or in proportion to underlying loss costs, which is not sustainable in the long-term for our industry. While each year proves to be more challenging to produce acceptable underwriting margins, we believe the difference makers are the quality of our people, their unrelenting focus on underwriting profits, our alignment of compensation and ownership, and our diversified product mix. These factors allow us to differentiate ourselves in all markets, but particularly at this time in the cycle. These same qualities serve to deliver solid underwriting results to our shareholders again this year. I would like to provide some detail by segment.

In Casualty, we grew 6% for the quarter with a combined ratio of 87% as the overall favorable reserve development fell more in line with our past trends. We grew 8% for the year while reporting a 92 combined ratio. We were able to achieve modest growth while rates remained relatively flat across most products within this segment.

Transportation makes up a little less than 20% of this segment and 12% of our company's premium. Price increases in this segment continue to allow us to grow our transportation business, which was up 10% for the quarter. The growth rate is at a slower pace than in recent quarters. We are approaching this business cautiously, as the entire market continues to go through some disruption, with increasing medical trends and traffic congestion, more distracted drivers and pedestrians on the roadside, and a noticeably more active plaintiff bar. Businesses also continued to struggle with attracting and retaining experienced drivers. As mentioned last quarter, we're still addressing some underperforming geographies and classes of our own, which did drive some adverse development again this quarter. Although we have not been immune to the underlying severity trends that are affecting the commercial auto line, we still believe we are generating an underwriting margin in this business and continue to look for selective opportunities in a challenging market.

We continue to see growth from both established and new surplus lines casualty businesses, including excess liability, energy, healthcare, security guards, environmental, and large retention business. In addition, our admitted professional and package businesses continues to find opportunities. All of these businesses are performing as or better than expected and we continue to invest in people and product where it makes sense. As a testament to our diversified portfolio, we did get some help from our executive products business that had a particularly good bottom-line result this year. Its more traditional products are fighting some strong competitive headwinds, but they're finding some offsetting growth opportunities in select new niches that are showing promise. The underwriting and claim team have delivered very good underwriting results over the long run despite being one of our more volatile casualty businesses.

Our Property business was down 6% for the quarter while reporting 103 combined ratio, largely the result of Hurricane Matthew. For the year we ended down 11% on the top line and reported a 92 combined ratio. Margins continue to erode in our catastrophe-exposed business with rates down double digits for the quarter and the year. During the quarter we did make a decision to forgo two products within our Property segment. We began non-renewing our RV business, which has struggled to find any level of profitability over the last four years. In addition, we entered into a renewal rights transaction with a third party on our assumed specialty catastrophe business, which we determined was no longer a strategic fit. The total 2016 premium for these businesses was approximately $22 million, but over the last several years they consistently failed to achieve any level of sustainable underwriting profit. This is a good example of our willingness to cull the underperforming products in our portfolio and sacrifice top line. Underwriting profit is king and these decisions, although difficult, will improve our bottom line going forward.

Our Surety segment was flat for the quarter while reporting an 89 combined ratio. For the year the segment grew 2% and had a combined ratio of 78%. Our miscellaneous surety business, which is transactional in nature, grew 7% for the quarter and continued to post very good underwriting margins for the year and the quarter. The Surety business overall continues to draw significant competition, particularly in the large account sector. We compete in contract, energy, and commercial classes in the space. This business is severity driven and the infrequency of loss in this sector invites undisciplined underwriting behavior. This quarter was a good reminder of volatility that is inherent in this type of surety business, particularly one of our moderate size. Our Surety segment realized two significant losses for the quarter, one each from our energy and commercial businesses. Despite this, both were still able to report an underwriting profit for the quarter and the year, but growth opportunities appear somewhat limited for them until there is more discipline restored to the market.

Overall, we are still finding growth opportunities and the underwriting results for the quarter and the year were differentiating. Growth in this challenging market will likely be measured and cautious. We're very proud of our track record of underwriting results. At RLI we understand that underwriting profits don't come easily, particularly at this time in the cycle. This is no time to become complacent. Underwriting is paramount at RLI. We spell underwriting with a capital U. We refer to this as our disciplined approach to evaluating and taking risks through tightly aligned teamwork and communication between our talented underwriters, claim, and analytical staff. We act like owners because that is exactly what we are, and because of this, we will remain vigilant in our pursuit of underwriting profits across a diversified portfolio of products, turning out the underperformers and nurturing and growing those businesses that deliver results. I want to thank the RLI Associates for another great year of delivering differentiating results to our shareholders. And now I will turn it over to Aaron.

Aaron Jacoby:  Thanks, Craig.  Operator, we can now open the call for questions.

Operator:  (Operator Instructions) Randy Binner.

Randy Binner:     Hey, good morning.  Thanks. I wanted to ask a couple and I apologize if I missed it, I had another call and came in late. First, can you provide more color. I think you said that there is assumed Casualty business you exited in 2016. Did you totally exit that business and I'm curious for more color there. And then the other piece of my question if this helps in answering it is just kind of an update or review on the areas that had issues last quarter, which were personal umbrella and I believe the ambulette or commercial auto business in New York.

Craig Kliethermes:  Randy, this is Craig. I'll start and maybe Tom might want to jump in as well if we start to talk about the reserves, but I think your first question was about exiting. We have -- it's not casualty, by the way, it was an assumed specialty treaty book of business. We actually do assume business in a couple different areas at RLI, but the assumed property business that was more of a regional focus, that we did decide to enter into a renewal rights contract. It was a relatively small book of business and that was really a big part of the problem.

Randy Binner:  It was small so is it more like a rate thing or is it more like an individual single losses were amplified because of (inaudible) --?

Craig Kliethermes:  It was about a $10 million book of business and it was mostly cat driven. The whole idea was to try to diversify our book of business in places where we don't write a lot of cat, so in the Northeast and a bit in, I'll say, northern Florida and some other states in the Southeast, to kind of complement our book of E&S property business. And we found we just really could not reach the scale that we needed to really manage that book of business, so we decided to forgo it.

You asked about -- I think the second question was on the reserving front and last quarter I think we reported both on transportation and the personal umbrella book. I'm not sure that there was any other things we really talked much about. On the personal umbrella front, I would say that things returned to more of a normal state or at least what normal looked like prior to last quarter. This past quarter performed very much like it had previous to the third quarter. So I'd say to some extent that has, we think/believe that's returned to normal or what we defined as normal. So we no longer -- we actually saw favorable development in that product line this quarter. So still watching it closely, obviously, because there's a fair amount of auto exposure in personal umbrella, so watching that closely, but this quarter returned to normal.

On the transportation front, it was more of the same. We saw more development from, yes, the -- it was more of the Metro area -- New York Metro area, and particularly in what we call the non-emergency medical transport/paratransit business. We have effectively exited that business -- all the paratransit business pretty much countrywide, and we are watching the New York state closely. But we continue to see a little bit of development there.

Randy Binner:  Okay. And so that's still adverse. And then -- sorry, was the assumed specialty treaty property business the only one you exited or did you allude to another business that was exited in the fourth quarter?

Craig Kliethermes:  I did refer to the recreational vehicle business and we had reported on that a little bit I think in past. Again, we couldn’t really get scale in that business. The results I think are a bit related to probably the underlying auto trends that we’re seeing -- everyone is seeing I think countrywide, and we just didn't -- we just could never achieve a level of profitability there. And given where we were at, we just did not see that there was going to be an opportunity in the intermediate term to get back to profitability. So we threw the kitchen sink at trying to fix it, over the last three or four years, and we just determined that, that was probably not -- the right way to go was probably to exit at this point in time.

Randy Binner:  And so was that whole issue exacerbated by cat losses throughout 2016, or was it more just kind of core accident frequency and severity trends?

Craig Kliethermes:  The RV business was really core. They certainly had some losses I think related with the Louisiana flood, and that business is about $12 million business. But that wasn't -- the flood in Louisiana was not the reason that we decided to exit that business. It had never made an underwriting profit for us.

Randy Binner:  Great. Thanks a lot.

Operator:  Arash Soleimani.

Arash Soleimani:  Thanks, good morning. Just to clarify the RV business also is within Property, so the $22 million all comes from Property?

Craig Kliethermes:  That is correct. I'd say 80% of the -- interesting, in RV, most of the losses are actually physical damage claims for us. So that's really a physical damage issue, not a liability issue. But, yes, both of those products are in the Property segment.

Arash Soleimani:  Okay. And was the $0.23 of favorable development you had in Casualty was that pretty much spread across most products or was it coming specifically from certain areas?

Tom Brown:  Arash, it is Tom Brown. Yes, it was pretty much across the board with the exception, as Craig mentioned, transportation, and more in the recent prior accident years, 2013 to 2015, so it was pretty consistent.

Arash Soleimani:  Okay. And the exit you mentioned from the non-emergency business, was that just in New York specifically or in other areas as well?

Craig Kliethermes:  We're no longer in the non-emergency medical transport business, period.

Arash Soleimani:  Okay. And then, just jumping into the Casualty segment, on the core loss ratio, excluding cats and development, that looks like it trended up year over year. I was just trying to get a sense of, if that's the weight function of pricing or are there product mix changes in there leading to that, I was just wondering if you could talk about that a bit.

Craig Kliethermes:  I think any -- this is Craig, Arash. Any increase in the current accident year that you might be seeing, and I don't know that we see it in our numbers, but it would be mix related. It's just the -- you heard me talk, we have got some products growing, some products shrinking. That can significantly -- they don't all perform at the same loss ratio or combined ratio, so obviously can have some fairly sizable changes depending on what – how things are proportioned.

Arash Soleimani:  You said it was business mix related?

Craig Kliethermes: Yes. Pretty much.

Arash Soleimani:  Okay. And then, just one other question I had, in terms of, I guess, tax policy, I know there is still a lot of uncertainty around that. Would the appetite of your underwriters, or how they’re looking at the business, change at all, if after-tax returns go up?

Craig Kliethermes:  Arash, this is Craig. I'm going to speak for our underwriters. They don't -- they are singularly focused on driving underwriting profit, so they don't really look at after-tax. Some of them are listening today, this might the first time they even know what our combined ratio was for the whole Company today, because they are focused on their product and how they are performing from an underwriting perspective.

Arash Soleimani:  Okay, understood. Okay, great. Thank you very much for the answers.

Operator:  Jeff Schmidt.

Jeff Schmidt:  Hi. Good morning, everyone. You had mentioned in the transportation line obviously frequency and severity has been up, but you also said there was -- you're seeing a more active plaintiff bar. Is that just in that line or are you seeing that kind of across the board?

Craig Kliethermes:  Jeff, this is Craig Kliethermes. I'm going to say we've seen it more in the transportation space, but we've seen it across -- I think it started with wheelbase businesses in general so I think we've seen it in transportation and actually a lesser extent in our personal umbrella business. But I think we are seeing it across all the liability businesses, a much more active plaintiff bar.

Jeff Schmidt:  And is it more active in terms of obviously just more lawsuits or is it also higher payouts or verdicts as well?

Craig Kliethermes:  You have probably seen -- it's, there's public things that have been published about how verdicts have been on the rise, particularly recently. I think that just emboldens the plaintiff bar to push even farther. It is harder to get them to settle things before they get to the courthouse steps. And I guess I'll say unfortunately, at least in some jurisdictions, we've found juries have been willing to cooperate a little more with the plaintiff bar, or side with the plaintiff bar a little more. I could speculate why that might be, but we feel like we've seen it, and that's what I'd say about that matter.

Jeff Schmidt:  Yes, okay. And then, in terms of -- could you speak to what you are seeing for construction activity? I think it is about a third of total premium. Is that right?

Craig Kliethermes:  That is true. I mean we continue to see activity up, moderately, but much better than it was obviously in the depths of the economic crisis, and we are hopeful that it's going to continue to increase it sounds like with the new administration's focus on infrastructure and building. Hopefully that will create more opportunity for us.

Jeff Schmidt:  Okay, thank you.

Operator:  Mark Dwelle.

Mark Dwelle:  Yea, good morning.    Just a couple questions that we haven't really covered yet. Tom, in your opening comments you suggested that book yields and reinvestment yields had reached some degree of parity, did I hear that right?

Tom Brown: Yes, Mark, thanks. It's Tom. Yes. We've seen over the course of particularly the last half of the year the spread routine, the book yield, which is low to mid-3’s, and the market yield starting to narrow, and found some opportunities during the quarter. Bit out of the curve to get some fairly decent returns on some fixed-income securities.

Mark Dwelle:  It probably leads for a pretty decent set-up for this year -- or at least assuming the interest-rate market continues to track a little bit higher. That is my comment, not yours. The second question I wanted to ask was related to the Maui Jim dividend. I think I have asked this question in years past. I just want to check my understanding of it.

You book the earnings related to Maui Jim over the course of the year to the extent that you receive a dividend at the end of the year. The dividend ends up offsetting the balance sheet value that you are carrying Maui Jim at and the credit goes against tax amounts that you had accrued along the way during the year related to their earnings, is that right?

Jon Michael:  Yes. That is correct. Jon Michael here. That is correct.

Mark Dwelle:  Ok. And then, the last question everybody's kind of kicked around the whole Property thing fairly thoroughly, the last question I wanted to ask related to that was to the extent you are exiting these two lines, are you contemplating identifying any new lines in the Property sector or will we just continue to see the mix of the overall book continue to migrate more and more towards the Casualty side, at least given where pricing is right now?

Craig Kliethermes:  Mark, this is Craig. I mean as of right now, we are always looking for new opportunities whether they be Property, Casualty, or Surety, so I can't tell you where those opportunities are going to lie and obviously it takes a little while to earn off the premium for the products that we've taken a pass on. So, certainly as of right now, you can probably expect the distribution will continue to shift towards Casualty.

Mark Dwelle:  Maybe I can ask the question a little bit better. This is a shift because these lines weren't performing, not a shift in favor of more or greater emphasis on other lines.

Craig Kliethermes:  That is correct. Our underwriters are making really the decisions about where there's opportunities to grow and shrink, so the portfolio -- the mix of the portfolio is really just the result of those underlying decisions. It's not a top-down-driven decision to say let's go allocate more and find things  and so, in Property, we are looking all the time, and a little bit agnostic in regards to where we find them, obviously, but we are only interested in the ones that can produce an underwriting profit. We've always been in a constant state of culling, pruning the portfolio and nurturing and growing those that have opportunity and we will continue to do that.

Mark Dwelle:  Got it. Thanks very much for the answers.

Operator: Ian Gutterman.

Ian Gutterman:  Hi, thank you. I also want to follow up with a few things on the Property side. First, at the risk of stating the obvious, you're getting rid of a little more than 10% of your Property book, is it reasonable to assume that there probably won't be growth in the Property book this year or there are existing lines that you think can make up for it?

Craig Kliethermes:  Ian, this is Craig. We are always looking. I'm not going to be overly hopeful on the cat side of things which is really the bulk of the portfolio, cat-exposed-type businesses. We are looking both for new opportunities and new ways of doing business in that space, but the existing businesses we have -- it is a very competitive market so I don't know that that is the prudent approach is to charge ahead into a business that margins are shrinking at a double-digit pace, basically.

Ian Gutterman:  Right. Just making sure. The part I'm more curious about is how to think about the mix of the combined ratio going forward. So, as you said, these businesses were not making you money, so I assume getting rid of that probably helps the accident year next year. On the other hand, I know back to when you've exited some of the other businesses and, as the top lines come down the expense ratio has gone up. So does exiting these put more pressure on the expense ratio and does that offset the improvement you get in a loss ratio? Or were these maybe high-expense businesses to begin with so we won't see much of an expense drag? I'm just trying to think through the mix components, I guess.

Craig Kliethermes:  Ian, the products that we -- these two products that I particularly mentioned are products that have a fairly high variable cost component. So those expenses are going away. The fixed costs obviously we are either addressing by -- if we no longer need to provide that kind of support, we would be addressing it through people or reallocating in some sense a few people to things that are growing as opposed to let's say going out and hiring new people from the outside. We would just reallocate those resources to something that was growing. It is a combination of both.

Ian Gutterman:  Okay, got it. And then, on the Casualty business, you mentioned, I think, this is -- was probably across the book but I assume it's Casualty as well, that pricing is below a trend in many lines, obviously transportation is the exception to that. Is the improvement in transportation enough to offset the pressures elsewhere that you would expect similar profitability in 2017 versus 2016, or is transportation not enough and we should probably expect a little bit lower margins this coming year?

Craig Kliethermes:  I would say, again, and I'm only going to speak for RLI, I can show you past history how this has proven out, but changes in margin are more, at least at RLI, more than just a change in price, okay?

Ian Gutterman:  Okay.

Craig Kliethermes:  It also involves selection. We think we have pretty good selectors, and so even though we might not be getting price in some lines, we think we're probably doing a better job at selecting, which means you have got to get rid of the underperforming pieces of each product and continue to try to find ways to grow the more profitable ones.

That's how we look at things. As far as price, we still are getting price in -- certainly in transportation, the rates are hopefully keeping up with loss costs overall and we're getting some in professional liability and a few other spots, I think on the Casualty side, but most of the Casualty portfolio is flat.

Ian Gutterman:  Got it, okay. And then, just lastly, any additional color on those Surety losses? Were they market losses that you sort of participated in or were they single clients of yours that it was something specific to RLI? Just curious if there is anything interesting about those.

Craig Kliethermes:  I mean there's nothing really of that interest to me. You do occasionally have losses in that portfolio and our retentions are -- I think we take a couple million dollars net retention on that, so when you have a loss -- usually Surety losses are bigger, at least in those account-driven ones. As far as the type of product or the type of participation, I mean we don't participate in syndicated deals on the Surety side. We participate maybe on a select number of bonds within an account, but they're our bonds that we participate in 100% not one we share with anyone.

Ian Gutterman:  Got it. Okay, thank you.

Operator:  Ken Billingsley.

Ken Billingsley:  I wanted to just follow up on some of the Property side, and maybe I misinterpreted your comments but I believe you said you are looking for some new ways to write business. And, looking at the cost of reinsurance, would you look at some of your customer base where you've historically had good customers but you don't like the price and maybe utilize reinsurance temporarily to keep them if you think it can be profitable in that manner, or continue on the same path of not utilizing reinsurance as a capital measure?

Jon Michael:  Ken, it's Jon Michael. We don't really view reinsurance that way. We are not big on leveraging our partner reinsurers, even if it is temporary. Obviously we negotiate hard on all the deals we do, but if we feel like an account is not profitable, we are not going to write the accounts.

Ken Billingsley:  Sure. So you'd let the account go and try and capture it later when the pricing was better. Can you give me maybe an idea of what you meant by just new ways to write some of these lines? Are there some alternative ways that allow you to write some of these customers, given the pricing trends?

Craig Kliethermes:  Well, we've looked at -- this is Craig. We have looked at partnering with some people that have a similar appetite as us and participate, let's say side by side with us in risk. So we've looked at that as an opportunity as a way to build some capacity in a market that's soft. And maybe where it is beyond our risk appetite maybe they need little bit bigger limit and we like the account, but we're not willing to put out the same level of capacity, and we could find a partner that's willing to do that. So we have done that on a couple fronts in that space. It hasn't, obviously, generated growth. It's really just a way to offset some of the decline and hopefully set up something that might work well if the market changes.

Ken Billingsley:  So, it is more of a case of, at least in that example, of shifting to, maybe, some larger accounts than maybe what you have traditionally focused on.

Craig Kliethermes:  Marginally.

Ken Billingsley:  Marginally. Are the risk profiles the same in general? If you were to, instead of writing --

Craig Kliethermes:  Yes. As Jon said, we are not changing our appetite. We couldn't even if we wanted to. Our underwriters are going to write the type of risk they are comfortable with. But there are occasions -- and it happens with Property, it might happen in our D&O book, might happen in our Surety book – where we like the account a lot but there is a limit on how much capacity we're willing to put out with our capital. So we are already a participant on the deal, it's just we need more capacity. So we've partnered with some select people to help us build capacity on those accounts we really like. But it's not a broadening our appetite to the point into venturing into something we are not comfortable with.

Ken Billingsley:  Great, thank you.

Operator:  If there are no further questions, I will now turn the conference back to Jonathan Michael.

Jon Michael:  Thank you. And thanks for attending, everybody. We had one question about the -- what would happen in the event that we had a decline in the corporate tax rate. I think I would point out that a decline in the corporate tax rate will come with some nuances in terms of what the deductions are going to be. And so I think all industries are going to be fighting to keep those deductions, and it will be interesting to see what happens to the Property and Casualty industry in terms of being able to lower the tax rate. Obviously, if the feds lower the tax rate and don't do anything to the deductions that will be a big boom for our industry. But I suspect that there will be some offsets there. I think the bigger impact of what I anticipate to happen is the economic activity in this country. And any infrastructure building -- Craig mentioned a third to 40% of our business is construction related, that will be huge for us because that will give us more opportunities to underwrite good profitable business, both on Property, Casualty, and Surety side. So that's a bigger upside for us than any tax bill, I think. But a federal income tax decline -- it may level the playing field with our Bermuda competition, so those are just a few comments that I would make about what is happening in this country, vis-a-vis the political climate.

We are proud that this is our 21st year of producing an underwriting profit, 21st consecutive year, and that it is our 12th year of being under 90 combined ratio. And our book value was up 14% including the dividends that we paid. We can't be prouder of our customers. We want to thank our customers, our agents, and our brokers, and especially our employees, who have helped deliver these results. Thanks again for attending and we will talk to you at the beginning of the first quarter.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with an ID number of 5027803.  Again, 1-888-203-1112, with ID 5027803. This concludes the conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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